200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard,
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION ISSUES $1.79 MILLION OF NEW EQUITY

Ft. Lauderdale, FL, March 14, 2008 - SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing, telecommunication and government service industries, today announced the sale of $1.79 million in equity securities.

The Company issued $1.79 million in equity securities, consisting of 1,985 shares of Series B Preferred Stock. Holders of the 11½% senior secured convertible promissory notes issued by the Company on August 7, 2007 exchanged $1.79 million in principal balance of the notes, plus a portion of the accrued but unpaid interest thereon, into preferred stock. The notes were exchanged at $900.00 per share of Series B Preferred Stock. Each share of preferred stock is convertible into 1,000 shares of the Company’s common stock at a price of $0.90 per share, a 6% premium over the $0.85 closing price of the Company’s common stock on March 12, 2008.

In addition, on March 5, 2008, the Company provided to Nasdaq its plan to achieve and sustain compliance with the listing requirements of the Nasdaq Capital Market. Since the time of the notice from Nasdaq, the Company has increased its shareholders’ equity by more than $4.31 million. The Company will be updating its plan with Nasdaq to reflect the additional equity capital announced today and to confirm the details of its future plans for ensuring compliance with all applicable Nasdaq listing standards.

Richard E. Gathright, President, commented, “We continue to realize the benefits of the support of our investors which has been demonstrated by their actions to increase shareholders equity and further improve our financial position. We recognize that their confidence in the Company is derived from our continuing efforts to improve performance by reducing costs and achieving greater efficiencies in operations. We also believe, however, that all of our shareholders and the market generally, have come to appreciate the value of the acquisition and business combination opportunities before us which are now possible through the improvements in our infrastructure operating abilities. Significant progress has been made on several of these growth opportunities, which we believe could provide substantial strategic and financial value to the Company and its shareholders. As a larger, more diversified business, we would be in a position to generate a significant return on the investments that we have made in our Company over the past several years.”

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries. The Company provides its services and products through 26 locations in the ten states of Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Because these statements depend on assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are risks and uncertainties which could cause future events to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2007 and the in the Form 10-Q for the quarter ended December 31, 2007.